Exhibit 28(a)
            AMENDMENT NO. ONE TO EMPLOYMENT AGREEMENT
            -----------------------------------------

     AGREEMENT ("Amendment Agreement") made as of the lst day of June, 1995 to agreement made as of June 1, 1994, (the
"Agreement") by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 110 Richards Avenue, Norwalk, Connecticut 06856-5090 (hereinafter called "Employer"), and MICHAEL
R. MULCAHY, residing at 73 Rees Drive, Oxford, Connecticut 06483 (hereinafter called, "Employee").

                           W I T N E S S E T H:
                           - - - - - - - - - -

     l. Paragraph 2(a) of the Agreement is amended to read in its entirety as follows:

          "(a) The term ("Term) of the Agreement shall be the period commencing on the date hereof and terminating
          May 3l, l998."

     2. The second and third sentences of paragraph 3 is amended to read in its entirety as follows:

          "Employer shall use its best efforts to cause Employee to be elected and continue to be elected an Executive Vice President of Employer during the term of this Agreement. The precise services of Employee may be designated or assigned from time to time at the direction of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the President, and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the Board of Directors of Employer, to which Employee does hereby agree to be bound."

     3. Paragraph 4(a) of the Agreement is amended in its entirety to read as follows:

          "(a) For all services rendered by Employee during the remaining Term of this Agreement after the date hereof, Employer shall pay Employee a salary at the rate of ONE HUNDRED THIRTY-FIVE THOUSAND DOLLARS ($135,000) per annum during the period June l, 1995 to May 31, 1996; at the rate of ONE HUNDRED FORTY FIVE
THOUSAND DOLLARS ($145,000) per annum during the period June 1, 1996 to May 31, 1997; and at the rate of ONE HUNDRED FIFTY FIVE
THOUSAND DOLLARS ($155,000) per annum during the period June 1, 1997 to May 31, 1998. Such salary shall be payable weekly, or monthly, or in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which Employer presently provides, or may provide for him and for its employees generally. Such rights and benefits include the sales override commission plan (as currently in place and compensated monthly) based on all sales and rentals of Employer's world-wide sales staff, excluding for 1995 only outdoor displays.
The sales override commission shall not exceed (x) $50,000 for January l-December 3l, 1995, $55,000 for January l - December 3l,
1996, $60,000 for January l - December 3l, 1997 or $25,000 for the period January l-May 3l, l998 plus (y) for any such period in which the bonus sales goal is exceeded, an additional bonus of 110% times the override factor times the excess. For example, if the sales override amount for a given period (year) is $36,000 and if the mutually agreed upon goal for that period is $11,376,000, the factor is .0031645 (override amount divided by goal) and sales reached is $12,376,000, then there is an additional override commission of $3,480.95 ($l,000,000 x .0031645 x 110%).
Notwithstanding the foregoing, in no event shall an additional override be paid for any amount which exceeds twice the mutually agreed goal (e.g. up to $22,752,000 if the goal is $11,376,000).

          This Agreement shall not be deemed abrogated or terminated if Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time,or if the Employee shall accept such increase. In addition to the group insurance set forth herein, Employer also agrees to provide Employee with life insurance in the amount of $75,000 at the non-smoking rate during the term of this Agreement, provided Employee is insurable at standard rates, with Employee paying any excess premium over the non-smoking rate. All payments under this Agreement are in United States dollars unless otherwise specified. In the event Employee is non-insurable, then Employer shall pay to Employee from such determination during the remainder of the term annually the amount the premium would have been at the standard rates."

     4. Paragraph 4(c) of the Agreement is amended in its entirety to read as follows:

          "(c) If, during the Term of this Agreement and if the Employee is still in the employ of Employer, Employee shall be prevented from performing or be unable to perform, or fail to perform, his duties by reason of illness or any other incapacity for (4) consecutive months (excluding normal vacation time) during the Term hereof, Employer agrees to pay Employee thereafter during the Term for the duration of such incapacity, or eighteen (18) months, whichever is greater, 35% of the base salary which Employee would otherwise have been entitled to receive if not for the illness or other incapacity."



     5. Paragraph 4(d) of the Agreement is amended in its entirety to read as follows:

          "(d) The Board upon the recommendation of the Compensation Committee of the Board shall consider no later than May 31, 1996, 1997, l998 and 1999 respectively (provided there is no delay in obtaining the financial statements as provided below, but in no event later than 45 days following receipt thereof) the grant of a bonus ("Bonus") to Employee based on Employer's performance for the immediately preceding fiscal year. Notwithstanding the foregoing, Employer shall pay Employee the highest Bonus applicable for any of the fiscal years ending December 31, 1995, 1996, 1997 and l998 only, (provided however that the Bonuses, if any, for 1998 shall be 41.67% of the amount set forth below for such year), in the respective amounts hereinafter set forth in the event Employer's pre-tax consolidated earnings for such year determined in accordance with Section 4(d) meet or exceed the respective amounts hereinafter set forth, not to exceed $30,000 for any year ($12,500 for l998).

If Pre-Tax                             Annual
Consolidated                      Non-Cumulative
Earnings Exceed               Level of bonus Payable
---------------               -----------------------

                    1995         1996 and 1997      1998 (41.67%)
                    ----         -------------      ----

$  250,000          $ 2682          $ 2813          $ 1172
   375,000            4023            4219            1758
   500,000            5364            5625            2344
   625,000            6705            7031            2930
   750,000            8047            8438            3516
   875,000            9388            9844            4102
 1,000,000           10729           11250            4688
 1,125,000           12070           12656            5274
 1,250,000           13411           14063            5860
 1,375,000           14752           15468            6446
 1,500,000           16093           16875            7032
 1,625,000           17434           18281            7618
 1,750,000           18775           19688            8204
 1,875,000           20116           21094            8790
 2,000,000           21458           22500            9376
 2,125,000           22798           23906            9962
 2,250,000           24140           25313           10548
 2,375,000           25481           26719           11134
 2,500,000           26822           28125           11720
 2,625,000           28163           29531           12306
 2,750,000           29504           30000 Maximum   12500 Maximum
 2,875,000           30000 Maximum   30000 Maximum   12500 Maximum
 3,000,000           30000 Maximum   30000 Maximum   12500 Maximum

          There shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation.

          Provided Employee is not in default of the Agreement, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant the Employee the aforesaid Bonus or any portion thereof for such year based on his performance.

          Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of any aforesaid 1995, 1996 or 1997 fiscal year, or on May 31, 1998 no Bonus shall be paid for such fiscal year or part thereof as to 1998. In the event of Employee's death on or after January 1 of 1995, 1996, 1997 or 1998, or June l, 1998 as to 1998, any Bonus to
which he is otherwise entitled for the prior fiscal year or 1998, as the case may be, shall be paid to his widow if she shall survive him or if she shall predecease him to his surviving issue per stirpes and not per capita.

          Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by Employer. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by Employer's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in Employer's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Payment of such amount, if any is due, shall be made for each year by Employer to Employee within sixty (60) days after which such accountant shall have furnished such statement to Employer disclosing Employer's pre-tax consolidated earnings for each of the years 1995, 1996, 1997 and 1998. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing."

     6. Paragraph 4(c) of the Agreement is amended in its entirety to read as follows:

          "(e) In the event Employee dies during the Term of this Agreement while the Employee is still in the Employ of Employer, Employer shall pay to Employee's widow or his surviving issue, as the case may be, for eighteen (18) months, annual death benefits payable weekly or in accordance with Employer's payroll practices in an amount equal to 40% of Employee's then annual base salary rate."

     7. Paragraph 4(g) of the Agreement is amended in its entirety to read as follows:

          "(g) In the event Employee leaves the employ of Employer at the end of the Term or any renewal Term and provided that Employee has not been discharged for cause, then Employer shall pay to Employee weekly or bi-weekly in accordance with Employer's payroll practices as severance pay an amount equal to fifty percent (50%) of Employee's base salary under Section 4(a) in effect at time of termination for eighteen (18) months (e.g. at rate of $77,500 if termination is June l, 1998); provided further that if Employee violates the confidentiality clause in Section 3 or any of the clauses in Section 7, Employer may, in addition to all other remedies to which it is entitled, cease the payments under this
Section 4(g). The severance pay hereunder is not payable in the event Employee dies during the Term or any renewal Term."

     8. All other terms of the Agreement remain in full force and effect.

     9. This Amendment Agreement shall be construed in accordance with the laws of the State of New York.

                              TRANS-LUX CORPORATION


                              By: /s/ Victor Liss
                              -----------------------------
                                      President

                                 /s/ Michael R. Mulcahy
                              _____________________________
                                    Michael R. Mulcahy